EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of January 3, 2007, (the “Effective Date”), between Technical Olympic USA, Inc., a Delaware corporation (the “Employer”) and Stephen Wagman, an individual (the “Employee”).

Agreement

In consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Definitions. Capitalized terms shall have the meanings defined in this Agreement or on Exhibits A and B attached hereto unless the context otherwise requires. Exhibits A and B are incorporated herein by this reference.

2. Employment Term and Duties.

2.1 Employment Term. The Employer employs the Employee, and the Employee accepts employment by the Employer, on the terms and conditions set forth in this Agreement and for the period of time set forth in Exhibit B (the “Employment Period”), which Employment Period shall be the term of this Agreement.

2.2 Duties.

(a) The Employee will serve in the position set forth on Exhibit B; provided, however, that Employee acknowledges that the CEO of Technical Olympic USA, Inc. (the “CEO”) shall have the right to assign Employee to serve in another position where such assignment is in the best interests of the Employer and where Employer continues to perform in accordance with its obligations under this Agreement. The Employee will devote his/her full business time, attention, skill, and energy exclusively to the business of the Employer, will use his/her best efforts to promote the success of the Employer’s business, and will cooperate fully with the senior management of the Employer in the advancement of the best interests of the Employer.

(b) With the prior written consent of the CEO, which consent may be revoked by the CEO at any time and for any reason, the Employee may engage in the following activities during the Employment Period so long as such activities do not, in the sole judgment of the CEO, interfere or conflict with Employee’s duties to Employer as set forth in Section 2.2(a) above: (i) serve on corporate, civic, religious, educational, and/or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends, or similar forms of compensation; and (iii) manage his/her personal investments, provided that such investments do not conflict with the Employee’s duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his/her duties as such officer or director without additional compensation. Upon termination of this Agreement for any reason, the Employee automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he/she is an officer or director, if any.

2.3 Location. The Employee’s primary place of employment hereunder shall be as set forth in Exhibit B.

3. Compensation and Benefits. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee to the Employer and its Affiliates in all capacities.

3.1 Base Salary. During the first year of this Agreement, the Employee will be paid an annual salary as set forth on Exhibit B (“Base Salary”), payable in periodic installments according to the Employer’s customary payroll practices. In subsequent years, Base Salary may be adjusted taking into account Employee’s performance, company operating results, and industry practices.

3.2 Benefits. The Employee (and the Employee’s spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program, or fringe benefit made available to other similarly situated employees that may be in effect from time to time, subject to the Employee (and the Employee’s spouse and dependents, where applicable) meeting the eligibility requirements under the terms of each of those plans (collectively, the “Benefits”). However, the Employer may modify or terminate any employee benefit plan or program at any time and in the Employer’s sole discretion, so long as such modification or termination equally affects all of the Employer’s similarly situated employees.

3.3 Annual Bonus. During the term of this Agreement, the Employee shall be eligible to participate in an annual bonus plan. The bonus plan and any amounts payable thereunder may take into consideration personal performance and contribution, operational and financial results, and other achievements attributable to Employee’s accomplishments (“Bonus”). Employee’s participation in and opportunity to receive compensation pursuant to such plan will be consistent with the participation and opportunity of similarly situated employees and shall in any event be subject to the approval of the Board of Directors or relevant Board Committee of Technical Olympic USA, Inc. The bonus plan applicable to Employee under this Agreement is as described in Exhibit B.

3.4 Business Expenses. In accordance with the rules and policies that the Employer may establish from time to time, the Employer shall reimburse the Employee for business expenses reasonably incurred by him/her in the performance of his/her duties hereunder in accordance with the Employer’s documentation guidelines as may be in effect from time to time.

3.5 Vacation. The Employee shall be entitled to the vacation period per calendar year as set forth on Exhibit B (prorated for less than a full year). Unused vacation time not to exceed an aggregate of One (1) week for all prior years may be accumulated or carried over from year to year. The Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

3.6 Car Allowance. During the Employment Period, the Employee shall be paid a car allowance as set forth in Exhibit B.

3.7 Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office, furnishings, other appointments, and secretarial or other assistants as Employer shall determine are reasonably necessary to perform the Employee’s duties and obligations as set forth herein and comparable to other similarly situated employees of the Employer and its Affiliates.

4. Termination.

4.1 Death; Disability. This Agreement will terminate automatically upon the death or Disability of the Employee.

4.2 Termination Notice. Any termination of the Employee’s employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated. The date of the Employee’s termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein and, if a termination is being effected by the Employee for any reason, such date shall in any event not be less than six (6) months from the date the written notice is given to the Employer (the “Required Notice”), during which period Employee shall continue to perform in accordance with this Agreement unless such performance is waived by the Employer by written notice to the Employee. Failure to provide the Required Notice or to perform in accordance with in this Agreement during this period shall be deemed a material breach of this Agreement by the Employee.

4.3 Termination Pay. Upon termination of the Employee’s employment, the Employer will be obligated to pay or provide the Employee or the Employee’s estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3 and, if applicable, in Section 5.3 hereof.

(a) Termination by the Employer for Cause; Resignation of the Employee without Good Reason or Required Notice; Resignation of the Employee by Election of Non-Continuation. If (i) the Employer terminates the Employee’s employment for Cause; (ii) the Employee terminates his/her employment for any reason other than Good Reason; (iii) the Employee terminates his/her employment for any reason without the Required Notice; or (iv) the Employee terminates his/her employment by Election of Non-Continuation, then: the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable to Employee within thirty (30) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

(b) Termination due to Disability or upon Death. If the Employee’s employment is terminated due to Disability or upon the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to receive from the Employer the sum of the following, payable to Employee or Employee’s legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and (ii) the Pro-Rata Bonus.

(c) Termination by the Employee due to Good Reason or by the Employer without Cause. If the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive from the Employer: (i) the Termination Payment, and (ii) if the Employee timely elects continuation coverage under the Employer’s group health plan, an amount equal to the monthly premium charge for such coverage for the then remaining term of the Employment Period at the active employee premium rate for similar coverage.

4.4 Release and Waiver. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer a general release, signed and in a form acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees, and agents from any and all claims of any kind that the Employee may have arising out of the Employee’s relationship with the Employer or any of its Affiliates or the termination of employment, but excluding any claims arising under this Agreement, and such release has become irrevocable.

5. Non-Competition and Non-Interference.

5.1 Acknowledgements. The Employee acknowledges that (a) the services to be performed by him/her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill, and other business interests of the Employer and its Affiliates.

5.2 Covenants of the Employee. The Employee covenants that he/she will not, directly or indirectly:

(a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor, or trustee of any corporation, partnership, proprietorship, joint venture, association, or any other entity of any nature, engage, directly or indirectly, in the Business in (i) any county in any state, or any county contiguous with a county, in which the Employer or any of its Affiliates is conducting Business activities or has conducted Business activities in the twelve (12) months prior to termination, and (ii) any county in which the Employer or any of its Affiliates is conducting other business; provided, however, that the Employee may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Employee’s own account or for the account of any other person at any time during his/her employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Employer or its Affiliates, whether or not the Employee had personal contact with such person or entity during the Employee’s employment with the Employer;

(c) whether for the Employee’s own account or the account of any other person and at any time during his/her employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his/her employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate; or

(d) at any time after the termination of his/her employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee;

provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) of this Section 5.2 shall not apply if the Employee’s employment is terminated pursuant to Section 4.3(c) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

5.3 Covenants of the Employer. The Employer covenants and agrees that, during the Non-Compete Period, the following provisions shall apply:

(a) if the Employee’s employment is terminated due to the death or Disability of the Employee, for Cause by the Employer, or by the Employee without having provided the Required Notice, no additional compensation shall be payable or Benefits provided to the Employee during the Non-Compete Period except as specifically provided for in Section 4.3 hereof.

(b) In addition to the compensation payable or Benefits to be provided to the Employee as provided in Section 4.3 hereof, if the Employee’s employment is terminated for any reason other than as set forth in Section 5.3(a) hereof, the Employer shall continue to (i) pay to the Employee during the Non-Compete Period the Base Salary as provided herein and (ii) provide all the Benefits to the Employee (and the Employee’s spouse and dependents, as applicable) that the Employer would have provided pursuant to this Agreement, in both cases as if the Employee remained employed by the Employer during the Non-Compete Period, unless the Employer is prohibited from providing any such Benefits pursuant to applicable law.

(c) Notwithstanding the foregoing provisions of this Section 5.3, (i) the Employer may pay to the Employee the cash equivalent of any Benefit that the Employer is otherwise obligated to provide the Employee in lieu of providing such Benefit, and (ii) the Employer shall have the right, at any time, to release the Employee from the covenants contained in this Section 5, at which time the Employee’s right to receive and the Employer’s obligation to make any payments or provide any Benefits under this Section 5.3 shall terminate upon the payment by the Employer to the Employee of all amounts due under this Section 5.3 up to and including the date of such release.

6. Non-Disclosure Covenant

6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its Affiliates and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.2 Covenants of the Employee. The Employee covenants as follows:

(a) Confidentiality. During and after his/her employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his/her duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the CEO; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose Confidential Information, the Employee agrees that he/she will (i) immediately provide the Employer with written notice of the existence, terms, and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist, or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

(b) Trade Secrets. Any and all trade secrets of the Employer and its Affiliates will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer or any of its Affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer or any of its Affiliates submit proof of the economic value of any trade secret or post a bond or other security.

(c) Removal. The Employee will not remove from the premises of the Employer or any of its Affiliates (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except otherwise specifically authorized by the Employer or the applicable Affiliate) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or any of its Affiliates or used in the business of the Employer or of any of its Affiliates (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer or its applicable Affiliate. Upon termination of his/her employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

(d) Development of Intellectual Property. Any and all writings, inventions, improvements, plans, designs, architectural work papers, drawings, processes, procedures, and/or techniques (“Intellectual Property”) which the Employee (i) made, conceived, discovered, or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer or any of its Affiliates whether pursuant to this Agreement or otherwise, whether or not during working hours, and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer or its Affiliates, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer and its Affiliates. The Employee shall make full disclosure to the Employer of all such Intellectual Property and shall do everything necessary or desirable to vest the absolute title thereto in the Employer. The Employee shall write and prepare all specifications and procedures regarding such Intellectual Property and otherwise aid and assist the Employer so that the Employer can prepare and present applications for copyright, patent, or trademark protection therefor and can secure such copyright, patent, or trademark wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyrights, patents, or trademarks so that the Employer or its designated Affiliate shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent, or trademark protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Property.

7. General Provisions of Sections 5 and 6.

7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer and its Affiliates as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach may be an inadequate remedy. Consequently, the Employer will have the right, in addition to all other rights, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement that the Employer secures or posts any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the rights of the Employer or of any of its Affiliates under this Section 7 or any other remedies available to the Employer or its Affiliates, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer and its Affiliates. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below.

8. General Provisions.

8.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest, and all other liabilities incurred or paid by the Employee in connection with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee, director or agent of the Employer or its Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer or any of its Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

8.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right or privilege under this Agreement will operate as a waiver of such right or privilege, and no single or partial exercise of any such right or privilege will preclude any other or further exercise of any right or privilege. To the maximum extent permitted by applicable law, any claim or right arising out of this Agreement may only be discharged by a waiver or renunciation of the claim or right in writing signed by the other party.

8.3	Successors.

(a) This Agreement is personal to the Employee and shall not be assignable by the Employee, other than economic rights that may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Technical Olympic USA, Inc. shall perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. The Employer agrees to fully disclose this Agreement and its binding effect to any successor or potential successor and will require any successor to expressly acknowledge its assumption of this Agreement and such successor’s obligation to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

(c) As used in this Agreement, “Employer” shall mean the Employer as defined above and any successor to its business and/or assets by operation of law or otherwise.

8.4 Notices. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of delivery), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:

Technical Olympic USA, Inc.

4000 Hollywood Blvd., Suite 500-N

Hollywood, FL 33021

Attn: Clint Ooten, VP Administration & Director of Human Resources

Facsimile No.: (954) 364-4038

If to the Employee:

Stephen Wagman

660 Davis Road

Coral Gables, FL 33143

8.5 Entire Agreement; Supersedure. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

8.6 Governing Law; Submission to Jurisdiction; Mediation.

(a) THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY AND AGREES THAT ANY PROCEEDING SHALL INSTEAD BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

(b) If a party initiates legal proceedings to enforce this Agreement, the non-prevailing party in the proceedings shall pay to the prevailing party, upon demand, all costs and expenses (including reasonable legal fees and costs) incurred by the prevailing party as a result of the proceedings (i.e., “loser pays”).

(c) Prior to commencement of any legal proceeding or at any time after commencement of any legal proceeding, Employee agrees that, upon request of Employer, and at the expense of the Employer, any dispute between Employee and Employer shall be presented for non-binding mediation by a third party mediator. In the event that Employee fails to comply with his/her obligation to participate in mediation as required herein, such failure shall constitute a breach of this Agreement by Employee entitling Employer to damages.

8.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

8.8 Tax Withholding and Reporting. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

8.9 Amendments and Waivers. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Employee and the CEO, subject to authorization of the Board of Directors. Any waiver by either party hereto shall be specific to the event and shall not be deemed a waiver of any other event.

8.10 Survival. The provision of provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

Technical Olympic USA, Inc.

By: _/s/ Antonio B. Mon		/s/ Stephen Wagman

Name: Title:	Antonio B. Mon Chief Executive Officer	Name: Stephen Wagman

Exhibit A

Definitions

“Accrued Obligations” means, at the relevant date, the sum of the following: (i) the Employee’s earned or accrued, but unpaid, Base Salary through the date of termination of the Employee’s employment; (ii) any Bonus earned or accrued and vested, but unpaid; (iii) the economic value of any of the Employee’s accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.

“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse, or issue of the Employee, including persons in an adopted or step relationship.

“Board of Directors” means the board of directors of Technical Olympic USA, Inc.

“Business” means the business of buying, developing, marketing, or selling land appropriate for residential development or construction, or the business of design, construction, promotion, marketing, or sale of, single-family residences, townhouses, and condominiums.

“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

“Cause” means:

(a) an act of fraud, misappropriation, or personal dishonesty taken by the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct that is or reasonably could be injurious to the Employer;

(b) the material violation by the Employee of any obligation of the Employee under this Agreement, including but not limited to, the willful or continued failure of the Employee to perform substantially the Employee’s duties with the Employer or its Affiliates (other than such failure resulting from Disability) or the failure of the Employee to meet the financial or other business objectives incumbent upon Employee as a result of Employee’s position, which violation or failure is not remedied within ten (10) Business Days after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by the CEO which identifies the manner in which the CEO believes that the Employee has not substantially performed the Employee’s duties or has violated an obligation under this Agreement;

(c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude;

(d) a material violation of any express direction of the Board of Directors, the CEO, or supervisor of the Employee, or a material violation of any rule, regulation, policy or plan established or approved by the Board of Directors or the CEO from time to time regarding the conduct of the Employer’s employees and/or its business, or

(e) failure of the Employee to provide the Required Notice to Employer and to fully comply with all requirements of Section 4.2 of this Agreement.

“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

(a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

(b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure, directly or indirectly, by the Employee or an Affiliate of the Employee.

“Disability” means the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board of Directors, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his/her Disability will exist for more than such a period of time, shall not constitute a failure by him/her to perform his/her duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

“Election of Non-Continuation” means election by the Employee to terminate his/her employment with Employer in the event that: (a) Employee’s Base Salary or Annual Bonus is adjusted after the first year of employment under this Agreement pursuant to Section 3.1 and 3.3, (b) such adjustment results in a significant reduction of Employee’s total compensation, and (c) Employee does not agree to the adjusted compensation schedule. In such instances, and in the absence of any circumstances that constitutes Cause, the Employee may terminate employment with the Employer by written notice to the Employer in compliance with the requirements of Section 4.2 this Agreement. The date of termination set forth in such notice shall not be less than six (6) months from the date of such notice.

“Employment Period” means the term of the Employee’s employment under this Agreement.

“Fiscal Year” means the fiscal year of Employer.

“Good Reason” means:

(a) that without the Employee’s prior written consent and in the absence of Cause, one or more of the following events occur:

(i) any material and adverse change in the Employee’s authority, duties, or responsibilities as set forth in Section 2, provided, however, that an assignment of Employee by CEO to serve in another position where such assignment is in the best interests of the Employer and where Employer continues to perform in accordance with its obligations under Section 3 this Agreement shall not constitute a material or adverse change in Employee’s authority, duties, or responsibilities within the definition of Good Reason;

(ii) the Employer requiring the Employee to be primarily based at any office more than fifty (50) miles outside the metropolitan area of the Location as set forth in Exhibit B, excluding travel reasonably required in the performance of the Employee’s responsibilities;

(iii) failure by the Employer to comply with and satisfy Section 8.3(b) of this Agreement; or

(iv) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer by the Employee, delivered as required by this Agreement, which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer’s duties or violated an obligation under this Agreement; and

(b) within sixty (60) Business Days of learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the Employer in the manner required by this Agreement; provided, however, that the events set forth in subparagraphs (a)(i, ii or iii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Employee’s learning of such event, the Employee gives written notice of the event to the Employer and the Employer fails to remedy such event within thirty (30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice. The date of termination set forth in such notice shall not be less than six (6) months from the date notice is given to Employer as required by Section 4.2 of this Agreement.

“Non-Compete Period” means the period beginning on the Effective Date and ending on the first anniversary of the Employee’s termination of employment with the Employer.

“Pro Rata Bonus” shall mean a Bonus pro rated for the year in which the Employee’s employment terminates for the year during which such termination occurs.

“Termination Payment” shall mean the following: (A) Base Salary for the greater of one year or the then-remaining term of the Employment Period (as it may be increased from time to time pursuant to this Agreement); (B) Bonus for the year in which Employee’s employment terminates, determined in accordance with that set forth in Exhibit B of this Agreement; (C) Bonus for one year equal to the target bonus in Exhibit B, item 5; (D) the Accrued Obligations, excluding any Bonus amount which is captured in (B) above; and (E) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.3(c) of this Agreement) to be provided to the Employee for the then remaining term of the Employment Period. The Termination Payment shall be payable to the Employee in accordance with the Employer’s normal payroll practices for the remaining term of the Employment Period, all as if the Employee remained actively employed by Employer; provided, however, at Employer’s discretion, some or all of such Termination Payment may be paid to Employee at an earlier date.

Exhibit B

Employment Agreement Terms For Stephen Wagman

1.	Employment Period. The Employment Period referenced in Section 2.1 of the Agreement shall begin on the Effective Date and end on December 31, 2008, unless terminated earlier in accordance with the provisions of Section 4. This Agreement shall automatically be renewed on the same terms and conditions for successive one (1) year periods thereafter, each considered to be extensions of the initial Employment Period, unless either Employer or Employee provides written notice to the other of its or his election not to renew, such written notice to be provided at least six (6) months prior to the expiration of the then applicable Employment Period.

2.	Position. The Employee will serve as Executive Vice-President and Chief Financial Officer of Employer. In this capacity, Employee will have such duties and responsibilities as are reasonably consistent with such position or as may be assigned or delegated to the Employee from time to time by the CEO or another executive or officer of the Employer identified by the CEO to the Employee.

3.	Location. The Employee’s primary place of employment hereunder shall be at the offices of the Employer or its Affiliates in the greater Hollywood, Florida metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his/her obligations and duties to the Employer.

4.	Base Salary. Employee will be paid an annual salary of Four Hundred Twenty-Five Thousand Dollars ($425,000), which Base Salary may be increased from time to time during the Employment Period as set forth in Section 3.1 of the Agreement.

5.	Annual Bonus. Employee is eligible to earn an annual bonus, subject to the approval of the Board of Directors or relevant Board Committee.

Year One: Employee is guaranteed an annual bonus of Four Hundred Twenty-Five Thousand Dollars ($425,000).

Subsequent Years: Employee’s annual bonus target will be Four Hundred Twenty-Five Thousand Dollars ($425,000). The bonus dollars paid will be based on the Employee’s achievement of objectives to be determined and mutually agreed upon by the Employee and CEO prior to the beginning of each calendar year and Company results.

6.	Incentive Options. Employee will be eligible to receive either Performance Unit Plan or stock option grants or both. Employer stock option and performance unit plan grants are determined solely by and are subject to the discretion and approval of the Board of Directors or relevant Board Committee.

7.	Auto Allowance. Employee will receive an auto allowance in the amount of One Thousand Dollars ($1,000.00) per month.

8.	Vacation. Employee shall be entitled to Four (4) weeks of vacation per calendar year in accordance with Section 3.5 of the Agreement.

9.	Relocation. If the Employee chooses to relocate closer to the TOUSA corporate office within 12 months of the Effective Date, the Company will provide full relocation of home goods from the Employee’s current residence.

10.	Miscellaneous. The Company will, upon proof of payment, reimburse the Employee for family COBRA coverage for 90 days following the Effective Date.

11.	Prior Agreements. This agreement supersedes all prior written and oral agreements between the Company and the Employee.

12.	Notices. Any notices to be given to Employee as set forth in Section 8.4 of the Agreement shall be to the address and facsimile number set forth in Section 8.4 of the Agreement.

13. Certain Additional Payments by the Employer.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Options or otherwise, but determined without regard to any additional payments required under this Exhibit Paragraph 13) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment” ) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of this Exhibit Paragraph 13(c), all determinations required to be made under this Exhibit Paragraph 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Employer’s independent certified accountant or such other certified public accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) Business Days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change of control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Exhibit Paragraph 13, shall be paid by the Employer to the Employee within five (5) Business Days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to this Exhibit Paragraph 13(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.

(c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith in order effectively to contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Exhibit Paragraph 13(c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall, to the extent permitted by law, advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Employee of an amount advanced by the Employer pursuant to this Exhibit Paragraph 13(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer’s complying with the requirements of this Exhibit Paragraph 13 (c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to this Exhibit Paragraph 13(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

14.	Amendments to Exhibit A Definitions. Exhibit A of this Agreement shall be amended and modified as follows:

“Good Reason” – the definition of “Good Reason” shall be amended to include as an additional item (c) the occurrence of the event of a Change of Control, as set forth below.

“Change of Control” means the occurrence of any of the following events, each of which shall be determined independently of the others:

(a) any “Person” (as defined below) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group (as defined below) entitled to vote in the election of directors. For purposes of this Exhibit A, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group;

(b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

(c) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the “Prior Shareholders”) hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member’s then outstanding securities shall not constitute a Change in Control; or

(d) any member of the Consolidated Group is a subject of a “Rule 13e-3 transaction” as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.

Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable). “Continuing Directors” for this purpose means the members of the Board of Directors of the Company on the Effective Date, provided that any person becoming a member of the Board of Directors of the Company subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

In the event of a Change of Control, Employee may, within sixty (60) Business Days of learning of the occurrence the event, terminate employment with the Employer by written notice to the Employer (which definition shall include Employer’s successor as set forth in Section 8.3(c) of this Agreement). The date of the Employee’s termination of employment shall be specified in such notice, provided, however, that such date shall not be less than one (1) month from the date written notice is given to the Employer, notwithstanding anything to the contrary in this Agreement.

“Consolidated Group” shall mean (i) the group of companies composed of Technical Olympic S.A. or the Company, and (ii) any successor or surviving company of any of the foregoing entities.

“Termination Payment” the definition of Termination Payment shall be amended to include the following: in the event of termination by the Employee due to a Change of Control, the Termination Payment shall be paid in cash to the Employee within 60 days of the date of the Employee’s termination.

Initials:	_/s/ SW Stephen Wagman

_/s/ AM Antonio B. Mon